EMPLOYMENT AGREEMENT
          This Employment Agreement ("Agreement") made as of
the 1st
day of July, 1994 between John J. Martin ("Employee") and
Lone Star
Industries, Inc., a Delaware corporation, having its
principal office
at 300 First Stamford Place, Stamford, Connecticut ("Lone
Star" or the
"Company").
                           WITNESSETH:
          Now, therefore, in consideration of the mutual
promises,
agreements and covenants hereby made, the mutual benefits to be
derived from this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and understand as
follows:
          1.   Lone Star hereby employs Employee, and
Employee hereby
accepts employment by Lone Star, on the terms and conditions set forth
in this Agreement for a term of twenty-four (24) consecutive months
commencing as of the date hereof (the "Term"), as President
of Rosebud
Holdings, Inc., a Delaware corporation and wholly-owned
subsidiary of
the Company ("Rosebud"), and as Senior Vice President of the
Company.
The Employee shall report to, and have such duties as may be assigned
from time to time by, the Company's Board of Directors, its
Chairman
and Chief Executive Officer and/or its President and Chief
Operating
Officer.
          2.   Lone Star shall pay Employee a salary
("Salary") at the
rate of $200,000 per annum until the effective date of
termination of
this Agreement.  Salary shall continue to be paid to
Employee on the
currently established pay periods of Lone Star.  The
Employee shall
be entitled to participate in the Company's Rosebud
Incentive Plan,
dated April 14, 1994; provided however, that the decision of whether
to grant any award thereunder, and the size of such award,
if any,
shall be in the sole and absolute discretion of the
Company's
Compensation and Stock Option Committee (or such other Board committee
as shall then be responsible for making such decisions or,
if none,
the Company's full Board of Directors).
          3.   (a)  Lone Star, by written notice which sets
forth the
effective date of termination (which shall not be earlier
than seven
(7) days after receipt of the written notice), may terminate this
Agreement at any time for any reason without Cause or
Unsatisfactory
Performance.  Subject to the next succeeding sentence below, in the
event that this Agreement is terminated by the Employee
pursuant to
Section 4 below or Lone Star terminates this Agreement
pursuant to
this Section 3(a), Employee shall be entitled to a severance payment
in an amount equal to the Employee's Salary for the period
from the
effective date of the termination through the expiration of
the Term
(the "Severance Period").  Notwithstanding anything to the
contrary
contained in this Agreement, but subject to Section 3(b)
below, in the
event that Lone Star terminates this Agreement pursuant to
Section
3(c), Employee shall be entitled to a severance payment (i)
if such
termination occurs prior to July 1, 1995, in an amount equal to
$250,000, and (ii) if such termination occurs on or after
July 1,
1995, in an amount equal to the lesser of $200,000 or
Employee's
Salary through the expiration of the Term.  Severance shall
be paid
in lump sum on the effective date of the termination.
Severance pay
pursuant to this Section shall be in lieu of severance pay
pursuant
to any Lone Star policy or other agreements and all
obligations of the
Company under this Agreement except as provided in Sections
6 and 7
below.
               (b)  Lone Star shall have the right to
terminate this
Agreement for Cause at any time and Employee shall not be
entitled,
notwithstanding anything to the contrary contained in this
Agreement,
to receive severance pay pursuant to this Agreement or any
other
policy or agreement of Lone Star.  Cause shall be construed
to mean:
(1) a material default or breach by the Employee in the
performance
of any of his obligations under this Employment Agreement or
(2)
dishonesty, fraud or criminal conduct for which the Employee would not be entitled to indemnification under the present by-laws of Lone Star.
               (c)  In the event the Board of Directors of
the Company
determines in its sole and absolute discretion that the Employee's performance under this Agreement has been unsatisfactory ("Unsatisfactory Performance"), Lone Star shall thereupon have the right to terminate this Agreement by written notice to the Employee.
          4. Lone Star hereby agrees not to: (i) change Employee's duties taken as a whole so that they cease to be non-executive in nature, or (ii) direct the Employee to relocate his office to a new location which is either in a State other than Connecticut or more than twenty-five (25) miles from Stamford, Connecticut (excluding any relocation of the Employee's office (A) as a result of a relocation of Lone Star's operations presently located in Stamford, Connecticut and (B) applicable to substantially all officers of Lone
Star).  In
the event Lone Star breaches its obligations in the immediately preceding sentence, Employee, at his option (and without limiting his remedies), can (if such change in duties or direction to relocate is not rescinded or corrected by the Company within 30 days after written notice by Employee to the Company, reasonably identifying, in the case of such a change in duties, the change in duties complained
of)
declare himself terminated for "Good Reason" by giving written notice to Lone Star, and Lone Star shall pay Employee severance pay and benefits as provided in Section 3(a), 6 and 7 of this Agreement. In no event shall Employee be required to perform duties or to suffer relocation prohibited by this Section 4.
          5. Employee shall participate in Lone Star's 401K savings plan, pension plan and vacation and holiday programs and other benefits in the same manner as are generally made available to other executive salaried employees of Lone Star and in accordance with the terms thereof. Notwithstanding the foregoing, nothing contained in this Agreement including, without limitation, Section 7, shall affect the force and effect of the arrangements (the "Supplemental Arrangements") provided for in the Order, dated April 14, 1994, of the
Bankruptcy Court for the Southern District of New York relating to certain medical insurance and other benefits and rights. A copy of such Order is attached hereto as Exhibit A.
         6.    Following termination of the Employee's
employment by
Lone Star for any reason other than Cause as defined in
Section 3(b)
or Unsatisfactory Performance as defined in Section 3(c), or following termination by the Employee of his employment for Good Reason (as defined in Section 4), Employee shall, for so long as and to the extent he does not receive comparable coverage from a new employer, continue to participate in Lone Star's employee benefit plans subject to the terms of such benefit plans on the same basis as is generally available to the Company's salaried employees, to the extent permissible under Lone Star's pension plan for salaried employees and subject to the requirements of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of
1974, as
amended; provided that such participation shall not exceed the period used to calculate the severance payment pursuant to paragraph 3(a).
If Lone Star terminates the Employee's employment for Cause pursuant to Section 3(b) or terminates the Employee's employment for Unsatisfactory Performance pursuant to Section 3(c) or if the Employee terminates his employment without Good Reason (as defined in Section
4), Employee only shall be entitled to receive whatever benefits he otherwise would be entitled to receive under law and the benefits set forth in Section 7.
          7. Employee shall participate in Lone Star's retiree programs and plans including but not limited to life insurance
(calculated as thought Employee's Salary were $250,000 per annum), and pension, in the same manner as is generally available to other salaried retirees of Lone Star and in accordance with the terms thereof.
          8. Upon presentation to Lone Star of appropriate documentation, Employee will be entitled to reimbursement within guidelines established by Lone Star for all reasonable and necessary business expenses incurred by him for entertainment, travel and similar items.
          9. Employee agrees that during his period of employment by Lone Star and thereafter he shall hold in confidence and not disclose to any unauthorized person any knowledge or information acquired and possessed by him of a confidential nature or any trade secret with respect to the business of Lone Star, and not to disclose, publish or make use of the same without the prior express consent of
Lone Star. Employee shall be free to disclose such information, knowledge or trade secret in the ordinary course of his carrying out his duties as an officer of Lone Star, and shall be free to disclose such information, knowledge or trade secret during his period of employment by Lone Star and thereafter if such matters become public or if compelled by legal process.
          10. Employee agrees that during the term of his employment, he will not without the consent of Lone Star, in any manner, directly or indirectly, own, manage, be employed by, operate, join, control, participate in, be connected with, engage in, or become interested in any business of the same or similar nature to, or competitive with, that carried on by Lone Star during the Employee's employment by Lone
Star, in those parts of the world where Lone Star does business.
Ownership of publicly traded securities of a business of the same or similar nature to, or competitive with, that carried on by Lone Star, shall not violate this paragraph, provided the Employee does not acquire more than 5% of the voting stock of any such corporation.
          11. The Employee agrees that any copyright or patentable invention that he may conceive, make, invent, suggest or reduce to practice during the period of his employment with Lone Star (whether individually or jointly with any other person or persons), relating in any way to the business of Lone Star shall be the sole, exclusive and absolute property of Lone Star.
          12.  This Agreement constitutes the entire
agreement between
the parties and may not be changed or modified except by an agreement in writing signed by Lone Star and the Employee. It supersedes all prior employment agreements, arrangements and understandings, each of which (other than (i) the Supplemental Arrangements and (ii) Section
10 of the Employment Agreement dated May 12, 1992 between the Employee and the Company, each of which shall continue in effect) are hereby terminated.
          13.  This Agreement shall be governed by and
construed in
accordance with the laws of the State of Connecticut.
          14.  This Agreement cannot be assigned by Lone
Star or
Employee without prior written consent.


          15. All notices, communications, etc., shall be sent to:

               (a)  William Troutman
                    Lone Star Industries, Inc.
                    300 First Stamford Place
                    Stamford, CT  06912

               (b)  John J. Martin
                    18 Azalea Terrace
                    Cos Cob, CT  06807





   John J. Martin
     John J. Martin

     LONE STAR INDUSTRIES, INC.



     By    David W. Wallace